                                                                    Exhibit 99.1
NuCo2 Inc.
2800 SE Market Place, Stuart, Florida  34997
www.nuco2.com
email:  corporate@nuco2.com
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FOR IMMEDIATE RELEASE                        CONTACTS:   Michael E. DeDomenico
                                             Chairman and CEO
                                             Gregg F. Stewart
                                             CFO and Executive Vice President
                                             (772) 221-1754

            NUCO2 REPORTS NEW BOOKINGS INCREASED 88% SEQUENTIALLY IN
                        FOURTH QUARTER OVER THIRD QUARTER
                                       ---
        EXPECTS TO ACHIEVE TARGETS FOR FOURTH QUARTER REVENUE AND EBITDA
                                       ---
     LOW MARGIN TANK UPGRADE PLAN TO RESULT IN NON-RECURRING NON-CASH CHARGE

STUART, FLORIDA, July 11, 2002 - NuCo2 Inc. (NASDAQ: NUCO), the nation's largest provider of bulk CO2 systems and services for  carbonating  fountain  beverages, said today that new  bookings  increased  88%  sequentially  in the fiscal  2002 fourth  quarter ended June 30, 2002 and also that  revenues and earnings  before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter were expected to be in line with previous guidance by the Company.

            The  Company  said  that the  increase  in fourth  quarter  bookings reflected multiple contract awards, with 78% of the more than 2,700 new customer outlets  contracted  affiliated with major restaurant and convenience food store chains.  Michael E. DeDomenico,  Chairman and CEO, said that the Company is also actively  engaged in discussions  with major  restaurant and  convenience  store chains who want to deal with a single national provider to replace both existing local bulk CO2 and high pressure  cylinder  suppliers.  He added that successful completion of these  discussions  will result in long-term  contracts that would add progressively to revenue over a period of 1-2 years.

            "As indicated by the increased level of new bookings,  our sales and marketing  programs to  reaccelerate  the growth of NuCo2 are now gaining  solid traction,"  said Mr.  DeDomenico.  "Over the past year we invested  considerable energy and expense to bring our  distribution  and services to high  performance levels in order to profitably  grow NuCo2 and to sustain a much greater level of customer satisfaction."

            Specifically,  the Company said that based on  preliminary  results, fourth quarter  revenues are expected to approximate $18 million,  compared with
$17.7 million for the fiscal 2002 third quarter,  and that EBITDA is anticipated to approximate the third quarter's $4.6 million.

            "After careful evaluation,  we have made the decision to upgrade low margin  and  unprofitable  bulk CO2  tanks  over the next few  years,"  said Mr.
DeDomenico.  "We plan to upgrade  existing  smaller  volume  systems in order to enhance  operating  performance  and further  enhance  customer  reliability and profit potential." Under this program, the Company also plans to discontinue its stand-alone high pressure cylinder business.  Accordingly, the Company said that
fourth  quarter  results  will  reflect   non-recurring   non-cash   charges  of
approximately $4.8 million associated with these plans. In addition, the Company expects to increase its reserves on  receivables by  approximately  $1.3 million relating to unusually  high closure rates among  independent  operators who have gone out of business in recent quarters due to unfavorable  economic conditions.
The projected EBITDA results are before the non-recurring charges.

            "This past year has been a major step forward for NuCo2,"  commented
Mr.  DeDomenico.  "We have put together a new team to manage the Company,  and a well-trained  and  motivated  field  organization.  In  addition,  we have begun implementation of state-of-the-art software to automate our sales activities and to  enhance  customer  communications  in order  to  provide  the best  possible delivery and service.  As we enter fiscal 2003, we are very pleased with what we have accomplished and we remain very excited about NuCo2's prospects."

            NuCo2 said it expects to report  fourth  quarter and audited  fiscal
2002 results in September 2002.

                                   ABOUT NUCO2

            NuCo2 is the  largest  supplier  in the U.S. of bulk CO2 systems for carbonating  fountain  beverages.  Substantially  all of  NuCo2's  revenues  are derived  from  the  rental  and  refilling  of bulk  CO2  systems  installed  at customers' sites, which currently number  approximately  70,000. NuCo2 Inc. is a pioneer in the use of and the  nation's  leading  supplier  of turnkey  bulk CO2 systems for carbonating fountain beverages. Bulk CO2 involves use of a cryogenic vessel  installed at a customer's  site,  which preserves CO2 in its liquid form and then converts the liquid  product to gaseous CO2, the  necessary  ingredient for  beverage  carbonation.  It  is  a  relatively  new  technology  with  clear advantages  over high pressure CO2,  such as  consistent  and improved  beverage quality,  increased  product  yields,  reduced  employee  handling  and  storage requirements, greater productivity, elimination of downtime and product waste as well as enhanced safety.  Among NuCo2's customers are many of the major national and regional  restaurant and convenience store chains,  movie theater operators, theme parks, resorts and sports venues.

            STATEMENTS  CONTAINED IN THIS PRESS RELEASE CONCERNING THE COMPANY'S
OUTLOOK,  COMPETITIVE  POSITION AND OTHER  STATEMENTS OF  MANAGEMENT'S  BELIEFS,
GOALS AND EXPECTATIONS ARE "FORWARD-LOOKING  STATEMENTS" AS THAT TERM IS DEFINED
IN THE  PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF 1995,  AND ARE SUBJECT TO
RISKS AND  UNCERTAINTIES  THAT COULD CAUSE ACTUAL  RESULTS TO DIFFER  MATERIALLY
FROM  THOSE  EXPRESSED  IN  OR  IMPLIED  BY  THE  STATEMENTS.  THESE  RISKS  AND
UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THE ABILITY OF THE COMPANY TO ADD
NEW  ACCOUNTS,   COMPETITION  AND  FUTURE  OPERATING  PERFORMANCE.  THE  COMPANY
DISCLAIMS ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING  STATEMENT AS A RESULT OF
DEVELOPMENTS OCCURRING AFTER THE DATE OF THIS PRESS RELEASE.

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